Exhibit 99.2
For Immediate News Release
February 4, 2026
AVALONBAY COMMUNITIES, INC. ANNOUNCES
2025 OPERATING RESULTS, 1.7% DIVIDEND INCREASE
AND INITIAL 2026 OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months and year ended December 31, 2025 and 2024 as detailed below.

	Q4 2025	Q4 2024	% Change
EPS	$1.17	$1.98	(40.9)%
FFO per share (1)	$2.80	$2.63	6.5%
Core FFO per share (1)	$2.85	$2.80	1.8%

	Full Year 2025	Full Year 2024	% Change
EPS	$7.40	$7.60	(2.6)%
FFO per share (1)	$11.40	$10.98	3.8%
Core FFO per share (1)	$11.24	$11.01	2.1%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Attachment 13, table 3.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2025 to its results for the prior year period:

Q4 2025 Results Compared to Q4 2024
	Per Share
	EPS	FFO	Core FFO
Q4 2024 per share reported results	$1.98	$2.63	$2.80
Same Store Residential NOI (1)	0.04	0.04	0.04
Development and other NOI	0.05	0.05	0.05
Capital markets and transaction activity	(0.04)	(0.04)	(0.03)
Unconsolidated investment income	(0.01)	(0.01)	(0.01)
Non-core items (2)	0.13	0.13	—
Real estate gains, net, depreciation expense and other	(0.98)	—	—
Q4 2025 per share reported results	$1.17	$2.80	$2.85

(1) Consists of increases of $0.08 in revenue and $0.04 in operating expenses.
(2) For detail of non-core items, see Attachment 13, table 3.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended December 31, 2025 to its October 2025 outlook:

Q4 2025 Results Compared to October 2025 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.23	$2.81	$2.85
Same Store Residential NOI (2)	(0.01)	(0.01)	(0.01)
Development NOI	0.01	0.01	0.01
Overhead and other	(0.01)	(0.01)	(0.01)
Capital markets and transaction activity	—	0.01	0.01
Non-core items (3)	(0.01)	(0.01)	—
Real estate gains, net, depreciation expense and other	(0.04)	—	—
Q4 2025 per share reported results	$1.17	$2.80	$2.85
(1) The mid-point of the Company's October 2025 outlook.
(2) Consists of unfavorable revenue of $0.01.
(3) For detail of non-core items, see Attachment 13, table 3.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the year ended December 31, 2025 to its results for the prior year:

Full Year 2025 Results Compared to Full Year 2024
	Per Share
	EPS	FFO	Core FFO
Full Year 2024 per share reported results	$7.60	$10.98	$11.01
Same Store Residential NOI (1)	0.24	0.24	0.24
Development and other NOI	0.26	0.26	0.26
Overhead and other	(0.02)	(0.02)	(0.02)
Capital markets and transaction activity	(0.22)	(0.24)	(0.25)
Non-core items (2)	0.18	0.18	—
Real estate gains, net, depreciation expense and other	(0.64)	—	—
Full Year 2025 per share reported results	$7.40	$11.40	$11.24

(1) Consists of increases of $0.46 in revenue and $0.22 in operating expenses.
(2) For detail of non-core items, see Attachment 13, table 3.

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Same Store Operating Results for the Three Months Ended December 31, 2025 Compared to the Prior Year Period

Same Store Residential revenue increased $11,825,000, or 1.8%, to $680,523,000. Same Store Residential operating expenses increased $6,040,000, or 2.9%, to $213,377,000 and Same Store Residential NOI increased $5,785,000, or 1.3%, to $467,146,000.

Same Store Operating Results for the Year Ended December 31, 2025 Compared to the Prior Year

Same Store Residential revenue increased $66,107,000, or 2.5%, to $2,712,066,000. Same Store Residential operating expenses increased $31,509,000, or 3.8%, to $851,659,000 and Same Store Residential NOI increased $34,598,000, or 1.9%, to $1,860,407,000.

Development Activity

During the three months ended December 31, 2025, the Company completed the development of two wholly-owned communities:

•Avalon Hunt Valley West, located in Hunt Valley, MD; and
•Avalon South Miami, located in South Miami, FL.

These communities contain an aggregate of 612 apartment homes and 32,000 square feet of commercial space. These Development Communities were constructed for an aggregate Total Capital Cost of $287,000,000.

During the three months ended December 31, 2025, the Company started the construction of five apartment communities:

•Avalon Northwest Hills, located in Austin, TX;
•Kanso Parsippany, located in Parsippany, NJ;
•Avalon Billerica, located in Billerica, MA;
•Avalon San Ramon, located in San Ramon, CA; and
•Avalon Townhome Collection Arundel Mills, located in Hanover, MD.

In addition, during the three months ended December 31, 2025, the Company expanded its existing development of Avalon Tech Ridge I, located in Austin, TX. The expanded development will include an additional 100 rental townhomes and $33,000,000 in estimated Total Capital Costs for a total of 544 apartment homes and an estimated Total Capital Cost of $153,000,000 for the development.
Including the expansion of Avalon Tech Ridge I, these communities are expected to contain an aggregate of 1,378 apartment homes for an estimated Total Capital Cost of $592,000,000. Avalon Townhome Collection Arundel Mills is being developed through the Company's Developer Funding Program ("DFP"), which utilizes third-party multifamily developers to source and construct communities that the Company owns and operates.

During the year ended December 31, 2025, the Company:

•completed the development of four wholly-owned communities containing an aggregate of 1,320 apartment homes and 32,000 square feet of commercial space for a Total Capital Cost of $561,000,000; and

•started the construction of 11 apartment communities and expanded the development of Avalon Pleasanton and Avalon Tech Ridge I. These communities are expected to contain an aggregate of 3,888 apartment homes and 42,000 square feet of commercial space. Estimated Total Capital Cost for these communities is $1,636,000,000.

At December 31, 2025, the Company had 24 wholly-owned Development communities under construction that are expected to contain 8,572 apartment homes and 69,000 square feet of commercial space. Estimated Total Capital Cost for these communities is $3,307,000,000.

Disposition Activity

During the year ended December 31, 2025, the Company sold nine wholly-owned communities containing an aggregate of 2,102 apartment homes and 38,000 square feet of commercial space. These communities were sold for $811,680,000, resulting in a net gain in accordance with generally accepted accounting principles in the United States ("GAAP") of $336,649,000 and an Economic Gain of $104,989,000.

In January 2026, the Company sold Avalon Sunset Towers, located in San Francisco, CA. Avalon Sunset Towers contains 243 apartment homes and was sold for $105,000,000.

Acquisition Activity

During the three months ended December 31, 2025, the Company acquired Avalon Townhome Collection Brier
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Creek, located in Durham, NC, containing 93 rental townhomes for a purchase price of $36,500,000.

During the year ended December 31, 2025, the Company acquired 12 communities containing 3,378 apartment homes for a total purchase price of $841,950,000. This amount includes the agreed-upon value of the DownREIT Units issued for the Dallas-Fort Worth portfolio of six communities acquired in April 2025.

Additionally, during the year ended December 31, 2025, the Company acquired its joint venture partner's 50% interest in Avalon Alderwood Place, located in Lynnwood, WA, containing 328 apartment homes for a purchase price of $71,250,000. Avalon Alderwood Place is now a wholly-owned apartment community and consolidated for financial reporting purposes.

Structured Investment Program ("SIP") Activity

During the year ended December 31, 2025, the Company entered into two new SIP commitments, agreeing to provide an aggregate investment of up to $48,000,000 in multifamily development projects at a weighted average return of 12.8%.

Liquidity and Capital Markets

At December 31, 2025, the Company had $187,234,000 in unrestricted cash and cash equivalents.

Debt Activity

During the three months ended December 31, 2025, the Company had the following debt activity:

•The Company issued $400,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds before offering costs of $397,424,000. The notes mature in December 2030 and were issued with a 4.35% coupon. The effective interest rate of the notes is 4.52%, including the impact of offering costs and hedging activity; and

•The Company repaid $300,000,000 principal amount of its 3.50% coupon unsecured notes at par upon maturity.

During the year ended December 31, 2025, the Company borrowed a total principal amount of $1,350,000,000, consisting of unsecured notes and borrowings under the term loan, at a weighted average effective rate of 4.64%, and repaid $825,000,000 principal amount of unsecured notes at a weighted average coupon of 3.47%.

In addition, during the year ended December 31, 2025, the Company (i) amended and restated its Credit Facility to increase its borrowing capacity to $2,500,000,000 and extend the maturity date to April 2030, and (ii) increased the capacity of its unsecured commercial paper program to $1,000,000,000. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its unsecured credit facility in an amount equal to actual borrowings under the program.

As of December 31, 2025, the Company did not have any borrowings outstanding under its Credit Facility and had outstanding borrowings of $739,608,000 under its unsecured commercial paper program.

As of February 2, 2026, the Company had outstanding borrowings of $775,000,000 under its unsecured commercial paper program.
The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the fourth quarter of 2025 was 4.7 times and Unencumbered NOI (as defined in this release) for the year ended December 31, 2025 was 95%.

Equity Activity

During the three months ended December 31, 2025, the Company repurchased 1,891,922 shares of common stock at an average price of $177.74 per share, including fees, for a total of $336,269,000 under the previously disclosed new stock repurchase program adopted during the three months ended December 31, 2025.

During the year ended December 31, 2025, the Company repurchased 2,678,719 shares of common stock for a total of $488,115,000 under the 2020 Stock Repurchase Program and 2025 Stock Repurchase Program. There have been no repurchases subsequent to December 31, 2025. As of January, the Company had $163,769,000 remaining authorized for purchase under the current Board of Directors' approved authorization.

Copyright © 2026 AvalonBay Communities, Inc. All Rights Reserved

As previously disclosed, during the year ended December 31, 2024, the Company entered into forward contracts to sell 3,680,000 shares of common stock at a discount to the closing price of $226.52 per share for approximate net proceeds of $808,606,000. During the year ended December 31, 2025, the Company extended the settlement of these forward contracts to a date no later than December 31, 2026.

During the three months and year ended December 31, 2025, the Company settled the outstanding equity forward contracts under its continuous equity program entered into during 2024, issuing 367,113 shares of common stock at $223.27 per share for proceeds, net of offering fees and dividend adjustments, of $81,333,000.

First Quarter 2026 Dividend Declaration

The Company’s Board of Directors declared a dividend for the first quarter of 2026 of $1.78 per share on the Company’s common stock (par value of $0.01 per share). The declared dividend is a 1.7% increase over the Company’s prior quarterly dividend of $1.75 per share. The dividend is payable on April 15, 2026 to common stockholders of record as of March 31, 2026.

In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase included current common dividend distributions, the relationship of the current common dividend distribution to the Company’s Core FFO, the relationship of dividend distributions to taxable income, distribution requirements under rules governing real estate investment trusts, and expected growth in taxable income.

First Quarter and Full Year 2026 Financial Outlook

For its first quarter and full year 2026 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q1 2026			Full Year 2026
	Low		High	Low		High
Projected EPS	$2.35	—	$2.45	$6.33	—	$6.83
Projected FFO per share	$2.69	—	$2.79	$10.80	—	$11.30
Projected Core FFO per share	$2.73	—	$2.83	$11.00	—	$11.50

(1) See Attachment 13, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year 2026 Financial Outlook
				Full Year 2026
				vs. Full Year 2025
				Low		High
Same Store:
Residential revenue change				0.4%	—	2.4%
Residential Opex change				2.7%	—	4.9%
Residential NOI change				(0.7)%	—	1.3%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the full year 2025 to the mid-point of its full year 2026 financial outlook:

Full Year 2025 Results Compared to Full Year 2026 Outlook
	Per Share
	EPS	FFO	Core FFO
2025 per share reported results	$7.40	$11.40	$11.24
Same Store Residential revenue	0.27	0.27	0.27
Same Store Residential Opex	(0.23)	(0.23)	(0.23)
NOI from new Development	0.33	0.33	0.33
Capital markets and transaction activity	(0.33)	(0.33)	(0.33)
Overhead and other	(0.03)	(0.03)	(0.03)
Non-core items (1)	(0.36)	(0.36)	—
Gain on sale of real estate, net and depreciation expense	(0.47)	—	—
Projected per share - 2026 outlook (2)	$6.58	$11.05	$11.25

(1) For detail of non-core items, see Attachment 13, table 3 and table 9.
(2) Represents the mid-point of the Company's outlook.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the fourth quarter 2025 to the mid-point of its first quarter 2026 financial outlook:
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Q4 2025 Results Compared to Q1 2026 Outlook
	Per Share
	EPS	FFO	Core FFO
Q4 2025 per share reported results	$1.17	$2.80	$2.85
Same Store Residential revenue	0.01	0.01	0.01
Same Store Residential Opex (1)	(0.05)	(0.05)	(0.05)
NOI from new Development	0.01	0.01	0.01
Capital markets and transaction activity	(0.02)	(0.02)	(0.02)
Joint Venture and other	(0.02)	(0.02)	(0.02)
Non-core items (2)	0.01	0.01	—
Gain on sale of real estate, net and depreciation expense	1.29	—	—
Projected per share - Q1 2026 outlook (3)	$2.40	$2.74	$2.78

(1) Increase primarily due to a successful tax appeal in Q4 2025. See Attachment 7 for additional information.
(2) For detail of non-core items, see Attachment 13, table 3 and table 9.
(3) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on February 5, 2026 at 1:00 PM ET to review and answer questions about this release, its fourth quarter 2025 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from February 5, 2026 at 6:00 PM ET to March 5, 2026, dial 844-512-2921 and use replay passcode: 13755577. A webcast of the conference call will also be available at https://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide more detailed information regarding financial information and operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at https://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through https://investors.avalonbay.com/news-events/email-alerts.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at https://investors.avalonbay.com subsequent to this release and before the market opens on February 5, 2026.

About AvalonBay Communities, Inc.

AvalonBay Communities, Inc., a member of the S&P 500, is an equity REIT that develops, redevelops, acquires and manages communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. As of December 31, 2025, the Company owned or held a direct or indirect ownership interest in 320 communities containing 98,694 apartment homes in 11 states and the District of Columbia, of which 24 communities were under development. More information may be found on the Company’s website at https://www.avalonbay.com. For additional information, please contact Matthew Grover, Senior Director of Investor Relations, at 703-317-4524.

Forward-Looking Statements

This release, including its Attachments, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company's forward-looking statements generally use the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “may,” “shall,” “will,” “pursue,” “outlook” and other similar expressions that indicate future events and trends and do not report historical matters. These statements, among other things, address or reflect the Company’s intent, belief, forecasts, assumptions or expectations with respect to: development, redevelopment, acquisition or disposition of communities; the pursuit of land for future development; the anticipated operating performance of communities; cost, yield, revenue, NOI and earnings estimates; the impact of landlord-tenant laws and rent regulations, legal and regulatory changes, including rent caps that may affect the Company; the impact of legal proceedings; the Company’s expansion into new regions; declaration or payment of dividends; joint venture activities; the Company’s policies regarding investments, indebtedness, acquisitions, dispositions, financings and other matters; the Company’s qualification as a REIT under the Internal Revenue Code of 1986, as amended; the real estate markets in regions where the Company operates and in general; the availability of debt and equity financing; interest rates, inflation, tariffs and other economic conditions and their
Copyright © 2026 AvalonBay Communities, Inc. All Rights Reserved

potential impacts; trends affecting the Company’s financial condition or results of operations.

The Company cannot assure the future results or outcome of the matters described in these statements; rather these statements reflect the Company’s current expectations of the outcomes of the matters discussed. The Company does not undertake a duty to update these forward-looking statements, and therefore they may not represent the Company’s estimates and assumptions after the date of this release. You should not rely on forward-looking statements because they involve risks and uncertainties, some of which are beyond the Company’s control. These risks and uncertainties and other factors may cause the Company’s actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by these forward-looking statements. You should carefully review the discussion under Part I, Item 1A. “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2024 and Part II, Item 1A. “Risk Factors” in subsequent quarterly reports on Form 10-Q for further discussion of risks associated with forward-looking statements.

Some of the factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following: the Company may fail to secure development opportunities due to an inability to reach agreements with third parties to obtain land at attractive prices or to obtain desired zoning and other local approvals; the Company may abandon or defer development opportunities for a number of reasons, including changes in market conditions making development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, or increases in construction costs of a community above original estimates; the Company may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased construction costs and a decrease in expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond the Company’s control; the Company’s cash flows from operations and access to cost-effective capital may be insufficient for the development of the Company’s pipeline, which could limit the Company’s pursuit of opportunities; an outbreak of disease or other public health event may affect the multifamily industry and general economy; the Company’s cash flows may be insufficient to meet required payments of principal and interest, and the Company may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; the Company may be unsuccessful in its management of joint ventures and the REIT vehicles that are used with certain joint ventures; the Company may experience a casualty loss, natural disaster or severe weather event, including those caused by climate change; new or existing laws and regulations implementing rent control or rent stabilization, or otherwise limiting the Company’s ability to increase rents, charge fees or evict tenants, may impact its revenue or increase costs; the Company’s expectations, estimates and assumptions as of the date of this filing regarding legal proceedings may change; the Company’s assumptions and expectations in its financial outlook may prove to be too optimistic; the Company may choose to pay dividends in its stock instead of cash, which may result in stockholders having to pay taxes with respect to such dividends in excess of the cash received, if any; and investments made under the SIP may not be repaid as expected or the development may not be completed on schedule, which could require the Company to engage in litigation, foreclosure actions, and/or first party project completion to recover its investment, which may not be recovered in full or at all in such event.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at https://investors.avalonbay.com.
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Avalon South Miami
Miami, FL

Avalon Pleasanton
Pleasanton, CA

Avalon Parsippany
Parsippany, NJ

FOURTH QUARTER 2025

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 FOURTH QUARTER 2025

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information	Attachment 1
Condensed Consolidated Balance Sheets	Attachment 2
Sequential Operating Information	Attachment 3

Market Profile - Same Store
Quarterly Residential Revenue and Occupancy Changes	Attachment 4
Sequential Quarterly Residential Revenue and Occupancy Changes	Attachment 5
Full Year Residential Revenue and Occupancy Changes	Attachment 6
Residential Operating Expenses ("Opex")	Attachment 7

Development, Unconsolidated Real Estate Investments, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures	Attachment 8
Development Communities	Attachment 9
Unconsolidated Operating Communities and Structured Investment Program	Attachment 10
Debt Structure and Select Debt Metrics	Attachment 11

Financial Outlook
2026 Outlook	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 12 and 13, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's business, including development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information (1)
December 31, 2025
(Dollars in thousands, except per share data)
(unaudited)

	Q4	Q4	% Change	Full Year	Full Year	% Change
	2025	2024		2025	2024
Revenue:
Rental and other income	$766,018	$738,810	3.7%	$3,033,683	$2,906,676	4.4%
Management, development and other fees	1,838	1,739	5.7%	7,042	7,081	(0.6)%
Total	767,856	740,549	3.7%	3,040,725	2,913,757	4.4%
Operating expenses:
Direct property operating expenses, excluding property taxes	(158,786)	(145,862)	8.9%	(623,580)	(576,115)	8.2%
Property taxes	(85,132)	(84,356)	0.9%	(342,743)	(327,611)	4.6%
Total community operating expenses	(243,918)	(230,218)	6.0%	(966,323)	(903,726)	6.9%

Property management and other indirect operating expenses	(37,939)	(51,431)	(26.2)%	(154,591)	(169,731)	(8.9)%
Expensed transaction, development and other pursuit costs, net of recoveries	(2,217)	(11,106)	(80.0)%	(10,846)	(18,341)	(40.9)%
Interest expense, net (2)	(69,106)	(58,976)	17.2%	(259,181)	(226,589)	14.4%
Depreciation expense	(233,387)	(215,539)	8.3%	(913,376)	(846,853)	7.9%
General and administrative expense (3)	(21,874)	(17,691)	23.6%	(86,679)	(77,697)	11.6%
Casualty loss	(418)	—	N/A	(1,276)	(2,935)	(56.5)%
(Loss) income from unconsolidated investments (4)	(745)	(1,614)	(53.8)%	39,691	32,231	23.1%
SIP interest income	7,594	5,907	28.6%	27,476	18,451	48.9%
(Loss) gain on sale of communities, net	(368)	121,841	N/A	335,713	363,300	(7.6)%
Other real estate activity	212	117	81.2%	4,131	753	448.6%
Income before income taxes	165,690	281,839	(41.2)%	1,055,464	1,082,620	(2.5)%

Income tax benefit (expense)	295	253	16.6%	1,135	(445)	N/A
Net income	165,985	282,092	(41.2)%	1,056,599	1,082,175	(2.4)%

Net income attributable to noncontrolling interests	(1,252)	—	N/A	(5,298)	(181)	N/A
Net income attributable to common stockholders	$164,733	$282,092	(41.6)%	$1,051,301	$1,081,994	(2.8)%

Net income attributable to common stockholders per common share - basic	$1.17	$1.98	(40.9)%	$7.40	$7.61	(2.8)%
Net income attributable to common stockholders per common share - diluted	$1.17	$1.98	(40.9)%	$7.40	$7.60	(2.6)%

FFO	$397,619	$374,798	6.1%	$1,627,863	$1,564,853	4.0%
Per common share - diluted	$2.80	$2.63	6.5%	$11.40	$10.98	3.8%

Core FFO	$404,086	$399,386	1.2%	$1,605,577	$1,568,394	2.4%
Per common share - diluted	$2.85	$2.80	1.8%	$11.24	$11.01	2.1%

Dividends declared - common shares and DownREIT Units (5)	$247,436	$242,252	2.1%	$997,991	$968,764	3.0%
Per common share	$1.75	$1.70	2.9%	$7.00	$6.80	2.9%

Weighted average common shares and participating securities outstanding - basic	140,825,811	142,325,953	(1.1)%	142,005,973	142,272,967	(0.2)%
Weighted average common shares outstanding - diluted	141,991,262	142,705,114	(0.5)%	142,826,382	142,458,604	0.3%
Total outstanding common shares and DownREIT Units	141,140,652	142,254,022	(0.8)%	141,140,652	142,254,022	(0.8)%

(1)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3 for detail of non-core items.
(2)	Includes $2,349 and $10,500 of interest income from invested cash for Q4 and Full Year 2025, respectively, and $5,524 and $26,207 for Q4 and Full Year 2024, respectively.
(3)	Includes $4,563 and $13,391 of non-core legal settlements and costs for Q4 and Full Year 2025, respectively, and $713 and $3,002 for Q4 and Full Year 2024, respectively.
(4)	Includes $39,227 and $33,137 of net unrealized gains on property technology and sustainability fund investments for Full Year 2025 and 2024, respectively.
(5)	DownREIT Units dividends are the same as the common share dividends, prorated for the period the DownREIT Units were outstanding during the first quarter of issuance.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
December 31, 2025
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2025	2024

Real estate	$27,759,518	$26,729,928
Less accumulated depreciation	(8,686,084)	(8,164,411)

Net operating real estate	19,073,434	18,565,517
Construction in progress, including land	1,458,795	1,042,673
Land held for development	123,751	151,922
Real estate assets held for sale, net	150,262	6,950

Total real estate, net	20,806,242	19,767,062

Cash and cash equivalents	187,234	108,576
Restricted cash	165,849	158,500
Unconsolidated investments	193,441	227,320
Other assets	839,371	739,279

Total assets	$22,192,137	$21,000,737

Unsecured debt, net	$7,879,380	$7,358,784
Unsecured credit facility and commercial paper, net	739,608	—
Notes payable, net	709,564	718,465
Resident security deposits	60,689	62,829
Other liabilities	968,579	919,567
Total liabilities	10,357,820	9,059,645

Equity	11,834,317	11,941,092

Total liabilities and equity	$22,192,137	$21,000,737

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
December 31, 2025
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended December 31, 2025	Quarter Ended September 30, 2025	Quarter Ended June 30, 2025	Quarter Ended March 31, 2025	Quarter Ended December 31, 2024
Residential Revenue
Same Store	76,921	$680,523	$681,212	$678,595	$671,736	$668,698
Other Stabilized (2)	7,302	49,480	44,827	39,757	29,086	26,578
Development/Redevelopment (3)	11,193	17,433	13,352	8,946	6,466	4,784
Commercial Revenue	N/A	9,954	9,521	9,163	11,607	10,181
Total Revenue	95,416	$757,390	$748,912	$736,461	$718,895	$710,241

Residential Operating Expense
Same Store		$213,377	$222,549	$208,267	$207,466	$207,337
Other Stabilized (2)		17,330	16,472	14,483	9,576	9,068
Development/Redevelopment		7,790	6,382	4,934	3,741	2,624
Commercial Operating Expense		2,526	2,118	1,983	1,715	1,588
Total Operating Expense		$241,023	$247,521	$229,667	$222,498	$220,617

Residential NOI
Same Store		$467,146	$458,663	$470,328	$464,270	$461,361
Other Stabilized (2)		32,150	28,355	25,274	19,510	17,510
Development/Redevelopment		9,643	6,970	4,012	2,725	2,160
Commercial NOI		7,428	7,403	7,180	9,892	8,593
Total NOI		$516,367	$501,391	$506,794	$496,397	$489,624

Same Store Average Revenue per Occupied Home (4)		$3,079	$3,085	$3,056	$3,031	$3,028

Same Store Economic Occupancy		95.8%	95.7%	96.2%	96.1%	95.7%

Same Store Turnover (5)
Current year period / Prior year period		33.2% / 34.7%	54.0% / 54.0%	45.6% / 44.3%	31.6% / 34.4%	34.7% / 38.1%
Current year / Prior year		41.1% / 41.9%				41.9% / 45.5%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE
	Q3 2025	Q4 2025		January 2026
New England	2.9%	(0.2)%		(2.1)%
Metro NY/NJ	1.6%	1.3%		1.2%
Mid-Atlantic	2.1%	(2.2)%		(3.5)%
Southeast FL	0.5%	(1.3)%		(0.5)%
Denver, CO	(3.2)%	(11.9)%		(15.5)%
Pacific NW	0.9%	(0.9)%		(1.8)%
N. California	4.5%	1.9%		3.8%
S. California	1.3%	(0.2)%		—%
Other Expansion Regions	(2.6)%	(4.7)%		(5.2)%
Total	2.0%	(0.3)%	(6)	(0.5)%	(6)

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale. See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms for the definition of capitalized terms.
(2)	Results for these communities prior to January 1, 2025 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(3)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(4)	Reflects concessions amortized over the average lease term and includes uncollectible lease revenue.
(5)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period, and excludes any third-party managed communities.
(6)	For the three months ended December 31, 2025, New Move-In Like-Term Effective Rent Change was (4.2)% and Renewal Like-Term Effective Rent Change was 3.0%. New Move-In Like-Term Effective Rent Change was (3.7)% and Renewal Like-Term Effective Rent Change was 2.5% for January 2026.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Revenue and Occupancy Changes - Same Store
December 31, 2025
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)

		Q4 25	Q4 24	% Change	Q4 25	Q4 24	% Change	Q4 25	Q4 24	% Change

New England	9,535	$3,462	$3,413	1.4%	95.9%	96.3%	(0.4)%	$94,940	$93,984	1.0%

Metro NY/NJ
New York City	3,608	4,506	4,385	2.8%	96.2%	95.7%	0.5%	46,945	45,457	3.3%
New York - Suburban	3,471	3,904	3,814	2.4%	95.2%	95.4%	(0.2)%	38,689	37,871	2.2%
New Jersey	5,157	3,400	3,435	(1.0)%	96.3%	95.8%	0.5%	50,634	50,897	(0.5)%
Metro NY/NJ	12,236	3,869	3,823	1.2%	95.9%	95.6%	0.3%	136,268	134,225	1.5%

Mid-Atlantic
Washington DC	1,144	2,456	2,494	(1.5)%	94.5%	93.2%	1.3%	7,961	7,973	(0.2)%
Northern Virginia	6,821	2,816	2,726	3.3%	95.7%	95.9%	(0.2)%	55,144	53,496	3.1%
Suburban Maryland	2,595	2,406	2,358	2.0%	94.5%	95.1%	(0.6)%	17,694	17,457	1.4%
Baltimore, MD	3,154	2,320	2,305	0.7%	94.5%	94.7%	(0.2)%	20,754	20,650	0.5%
Mid-Atlantic	13,714	2,595	2,540	2.2%	95.1%	95.3%	(0.2)%	101,553	99,576	2.0%

Southeast FL	2,837	2,888	2,888	0.0%	97.3%	97.5%	(0.2)%	23,923	23,963	(0.2)%

Denver, CO	1,539	2,282	2,343	(2.6)%	94.6%	94.3%	0.3%	9,968	10,199	(2.3)%

Pacific Northwest	4,943	2,886	2,854	1.1%	95.7%	95.8%	(0.1)%	40,931	40,514	1.0%

Northern California
San Jose	4,727	3,170	3,092	2.5%	95.4%	96.0%	(0.6)%	42,879	42,072	1.9%
East Bay	4,248	2,809	2,799	0.4%	95.7%	95.2%	0.5%	34,271	33,983	0.8%
San Francisco	2,832	3,687	3,526	4.6%	96.3%	95.9%	0.4%	30,171	28,744	5.0%
Northern California	11,807	3,165	3,090	2.4%	95.7%	95.7%	0.0%	107,321	104,799	2.4%

Southern California
Los Angeles	12,005	2,922	2,854	2.4%	96.0%	95.6%	0.4%	101,052	98,315	2.8%
Orange County	4,024	3,059	3,000	2.0%	95.6%	94.9%	0.7%	35,311	34,392	2.7%
San Diego	1,769	3,028	2,972	1.9%	97.0%	96.6%	0.4%	15,583	15,237	2.3%
Southern California	17,798	2,963	2,900	2.2%	96.0%	95.5%	0.5%	151,946	147,944	2.7%

Other Expansion Regions	2,512	1,916	1,885	1.6%	94.7%	95.0%	(0.3)%	13,673	13,494	1.3%

Total Same Store	76,921	$3,079	$3,028	1.7%	95.8%	95.7%	0.1%	$680,523	$668,698	1.8%
(1) Reflects concessions amortized over the average lease term and includes uncollectible lease revenue. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio increased by 1.9%. See Attachment 13, table 10.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Revenue and Occupancy Changes - Same Store
December 31, 2025
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)

		Q4 25	Q3 25	% Change	Q4 25	Q3 25	% Change	Q4 25	Q3 25	% Change

New England	9,535	$3,462	$3,482	(0.6)%	95.9%	96.5%	(0.6)%	$94,940	$96,055	(1.2)%

Metro NY/NJ
New York City	3,608	4,506	4,415	2.1%	96.2%	95.9%	0.3%	46,945	45,852	2.4%
New York - Suburban	3,471	3,904	3,900	0.1%	95.2%	95.6%	(0.4)%	38,689	38,809	(0.3)%
New Jersey	5,157	3,400	3,468	(2.0)%	96.3%	96.0%	0.3%	50,634	51,485	(1.7)%
Metro NY/NJ	12,236	3,869	3,867	0.1%	95.9%	95.9%	0.0%	136,268	136,146	0.1%

Mid-Atlantic
Washington DC	1,144	2,456	2,499	(1.7)%	94.5%	91.6%	2.9%	7,961	7,870	1.2%
Northern Virginia	6,821	2,816	2,846	(1.1)%	95.7%	95.5%	0.2%	55,144	55,617	(0.9)%
Suburban Maryland	2,595	2,406	2,377	1.2%	94.5%	94.8%	(0.3)%	17,694	17,532	0.9%
Baltimore, MD	3,154	2,320	2,361	(1.7)%	94.5%	94.4%	0.1%	20,754	21,087	(1.6)%
Mid-Atlantic	13,714	2,595	2,617	(0.8)%	95.1%	94.8%	0.3%	101,553	102,106	(0.5)%

Southeast FL	2,837	2,888	2,895	(0.2)%	97.3%	96.5%	0.8%	23,923	23,792	0.6%

Denver, CO	1,539	2,282	2,327	(1.9)%	94.6%	94.1%	0.5%	9,968	10,112	(1.4)%

Pacific Northwest	4,943	2,886	2,905	(0.7)%	95.7%	96.4%	(0.7)%	40,931	41,507	(1.4)%

Northern California
San Jose	4,727	3,170	3,163	0.2%	95.4%	96.0%	(0.6)%	42,879	43,058	(0.4)%
East Bay	4,248	2,809	2,818	(0.3)%	95.7%	95.1%	0.6%	34,271	34,161	0.3%
San Francisco	2,832	3,687	3,630	1.6%	96.3%	95.8%	0.5%	30,171	29,561	2.1%
Northern California	11,807	3,165	3,150	0.5%	95.7%	95.7%	0.0%	107,321	106,780	0.5%

Southern California
Los Angeles	12,005	2,922	2,926	(0.1)%	96.0%	95.3%	0.7%	101,052	100,472	0.6%
Orange County	4,024	3,059	3,042	0.6%	95.6%	95.6%	0.0%	35,311	35,114	0.6%
San Diego	1,769	3,028	3,007	0.7%	97.0%	96.0%	1.0%	15,583	15,318	1.7%
Southern California	17,798	2,963	2,961	0.1%	96.0%	95.4%	0.6%	151,946	150,904	0.7%

Other Expansion Regions	2,512	1,916	1,923	(0.4)%	94.7%	95.3%	(0.6)%	13,673	13,810	(1.0)%

Total Same Store	76,921	$3,079	$3,085	(0.2)%	95.8%	95.7%	0.1%	$680,523	$681,212	(0.1)%
(1) Reflects concessions amortized over the average lease term and includes uncollectible lease revenue. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio decreased by 0.1%. See Attachment 13, table 10.

Attachment 6
AvalonBay Communities, Inc.
Full Year Residential Revenue and Occupancy Changes - Same Store
December 31, 2025
(unaudited)

	Apartment Homes	Average Monthly Revenue Per Occupied Home			Economic Occupancy			Residential Revenue ($000s)(1)

		Full Year 2025	Full Year 2024	% Change	Full Year 2025	Full Year 2024	% Change	Full Year 2025	Full Year 2024	% Change

New England	9,535	$3,444	$3,365	2.3%	96.3%	96.4%	(0.1)%	$379,392	$371,205	2.2%

Metro NY/NJ
New York City	3,608	4,437	4,288	3.5%	96.1%	96.1%	0.0%	184,600	178,340	3.5%
New York - Suburban	3,471	3,856	3,741	3.1%	95.6%	95.2%	0.4%	153,537	148,368	3.5%
New Jersey	5,157	3,416	3,400	0.5%	96.3%	95.5%	0.8%	203,583	200,901	1.3%
Metro NY/NJ	12,236	3,842	3,757	2.3%	96.0%	95.6%	0.4%	541,720	527,609	2.7%

Mid-Atlantic
Washington DC	1,144	2,491	2,452	1.6%	92.3%	92.0%	0.3%	31,563	30,987	1.9%
Northern Virginia	6,821	2,797	2,667	4.9%	96.2%	96.1%	0.1%	220,342	209,923	5.0%
Suburban Maryland	2,595	2,360	2,316	1.9%	95.3%	95.1%	0.2%	70,059	68,623	2.1%
Baltimore, MD	3,154	2,342	2,284	2.5%	94.5%	95.4%	(0.9)%	83,744	82,432	1.6%
Mid-Atlantic	13,714	2,585	2,497	3.5%	95.4%	95.4%	0.0%	405,708	391,965	3.5%

Southeast FL	2,837	2,899	2,898	0.0%	97.0%	97.1%	(0.1)%	95,711	95,809	(0.1)%

Denver, CO	1,539	2,326	2,329	(0.1)%	94.5%	94.6%	(0.1)%	40,595	40,691	(0.2)%

Pacific Northwest	4,943	2,889	2,799	3.2%	96.2%	96.3%	(0.1)%	164,930	159,918	3.1%

Northern California
San Jose	4,727	3,147	3,069	2.5%	96.1%	96.4%	(0.3)%	171,449	167,714	2.2%
East Bay	4,248	2,802	2,786	0.6%	95.6%	95.1%	0.5%	136,594	135,098	1.1%
San Francisco	2,832	3,601	3,470	3.8%	96.4%	95.8%	0.6%	117,927	113,005	4.4%
Northern California	11,807	3,132	3,065	2.2%	96.0%	95.8%	0.2%	425,970	415,817	2.4%

Southern California
Los Angeles	12,005	2,907	2,840	2.4%	95.8%	95.9%	(0.1)%	401,129	392,200	2.3%
Orange County	4,024	3,031	2,952	2.7%	96.0%	95.8%	0.2%	140,446	136,542	2.9%
San Diego	1,769	3,006	2,954	1.8%	96.7%	96.5%	0.2%	61,676	60,462	2.0%
Southern California	17,798	2,945	2,877	2.4%	95.9%	95.9%	0.0%	603,251	589,204	2.4%

Other Expansion Regions	2,512	1,908	1,907	0.1%	95.2%	93.3%	1.9%	54,789	53,741	2.0%

Total Same Store	76,921	$3,062	$2,991	2.4%	95.9%	95.8%	0.1%	$2,712,066	$2,645,959	2.5%
(1) Reflects concessions amortized over the average lease term and includes uncollectible lease revenue. Residential Revenue with Concessions on a Cash Basis for the Company's Same Store portfolio increased by 2.4%. See Attachment 13, table 10.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
December 31, 2025
(Dollars in thousands)
(unaudited)

	Q4 2025	Q4 2024	% Change	Q4 2025 % of Total Opex	Full Year 2025	Full Year 2024	% Change	Full Year 2025 % of Total Opex

Property taxes (2)	$74,419	$76,680	(2.9)%	34.9%	$302,846	$299,876	1.0%	35.5%
Payroll (3)	39,553	37,537	5.4%	18.5%	156,693	150,476	4.1%	18.4%
Repairs & maintenance (4)	39,754	35,006	13.6%	18.6%	159,548	146,127	9.2%	18.7%
Utilities (5)	29,139	28,306	2.9%	13.7%	112,279	106,703	5.2%	13.2%
Office operations	15,271	15,988	(4.5)%	7.2%	61,830	62,275	(0.7)%	7.3%
Insurance (6)	11,386	10,101	12.7%	5.3%	41,535	39,434	5.3%	4.9%
Marketing (7)	3,855	3,719	3.7%	1.8%	16,928	15,259	10.9%	2.0%
Total Same Store Residential Operating Expenses	$213,377	$207,337	2.9%	100.0%	$851,659	$820,150	3.8%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related services.

(2)	Property taxes decreased in Q4 2025 compared to the prior year period due to a successful tax appeal in Southern California, partially offset by increased assessments across the remaining portfolio and the expiration of property tax incentive programs primarily at certain New York City properties. Property taxes increased for Full Year 2025 over the prior year due to (i) increased assessments across most of the portfolio and (ii) the expiration of incentive programs, partially offset by successful tax appeals at certain of our properties. The expiration of the property tax incentive programs increased property taxes by $1,403 and $4,724 for Q4 and Full Year 2025, respectively.

(3)	Payroll costs increased for Q4 and Full Year 2025 over the prior year periods primarily due to increased employee benefit costs, growth in average salaries and bonus achievement, partially offset by a reduction in on-site associates.

(4)	Repairs and maintenance increased for Q4 and Full Year 2025 over the prior year periods due to increased third-party maintenance labor, temporary constraints imposed on the recovery of damage receipts from prior residents and the continued deployment of smart access technology. Additionally, the increase in Q4 also resulted from seasonally lower spend in the prior year period.

(5)	Utilities increased for Q4 and Full Year 2025 over the prior year periods primarily due to the continued implementation of the Company’s bulk internet offering, the costs for which are more than offset by the bulk internet revenue. The bulk internet offering represents $629, or 75%, and $5,269, or 94%, of the increase in utilities for Q4 and Full Year 2025, respectively.

(6)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for Q4 and Full Year 2025 over the prior year periods are primarily due to increased insurance claims activity, partially offset by decreased insurance premiums. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(7)	Marketing increased for Q4 and Full Year 2025 over the prior year periods primarily due to increased internet advertising costs.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
December 31, 2025
(Dollars in thousands, except per home data)
(unaudited)

		Full Year 2025 Maintenance Expensed Per Home			Categorization of Full Year 2025 Additional Capitalized Value (1)
Current Communities	Apartment Homes (2)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	Full Year 2025 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	76,921	$113	$3,069	$3,182	$27,637	(6)	$94,479	$162,755	$284,871	$1,228	$2,116
Other Stabilized	7,302	35	2,109	2,144	968,201	(7)	261	3,562	972,024	36	$488
Development/Redevelopment (8)	11,193	1	438	439	1,125,206		—	—	1,125,206	—	—
Dispositions	—	—	—	—	(679,326)		—	—	(679,326)	—	—
Total	95,416	$94	$2,687	$2,781	$1,441,718		$94,740	$166,317	$1,702,775	N/A	N/A

(1)	Expenditures are capitalized for the acquisition or development of assets or for expenditures that extend the life of existing assets and benefit the Company for periods greater than a year.
(2)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(3)	Other maintenance includes maintenance and landscaping costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)
This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $1,981 and $1,689, respectively, related to commercial space.

(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities under construction/reconstruction during the period, including communities where construction/reconstruction is complete.

Other Capitalized Costs
	Interest	Overhead
Q4 2025	$14,008	$11,396
Q3 2025	$13,724	$12,878
Q2 2025	$11,904	$14,172
Q1 2025	$10,479	$12,363

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2025
(unaudited)

Community Information			Number	Total	Actual/Projected Schedule				Avg	%	%	%	%
			of	Capital				Full Qtr	Monthly	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Revenue				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Per Home	As of January 20, 2026			Q4 '25

	Communities Under Construction:
1.	Avalon West Windsor (1)	West Windsor, NJ	535	$210	Q2 2022	Q3 2025	Q4 2026	Q2 2027	$2,945	30%	20%	16%	8%
2.	Avalon Lake Norman (2)	Mooresville, NC	345	102	Q1 2023	Q2 2025	Q1 2026	Q4 2026	1,760	94%	39%	34%	21%
3.	Avalon Wayne	Wayne, NJ	473	171	Q4 2023	Q2 2025	Q3 2026	Q1 2027	3,195	35%	25%	20%	18%
4.	Avalon Parsippany	Parsippany, NJ	410	147	Q4 2023	Q3 2025	Q2 2026	Q1 2027	3,005	52%	35%	28%	17%
5.	Avalon Pleasanton (3)	Pleasanton, CA	362	218	Q2 2024	Q3 2025	Q3 2027	Q1 2028	3,790	23%	22%	22%	21%
6.	Avalon at Becker Farm	Roseland, NJ	533	192	Q2 2024	Q4 2025	Q4 2026	Q2 2027	3,135	19%	14%	9%	2%
7.	Avalon Quincy Adams	Quincy, MA	288	122	Q2 2024	Q1 2026	Q3 2026	Q2 2027	3,250	—	—	—	—
8.	Avalon Tech Ridge I (4)	Austin, TX	544	153	Q3 2024	Q1 2026	Q2 2027	Q4 2027	2,205	—	—	—	—
9.	Avalon Carmel (2)	Charlotte, NC	360	123	Q3 2024	Q2 2026	Q4 2026	Q3 2027	2,405	—	—	—	—
10.	Avalon Plano (2)	Plano, TX	155	58	Q3 2024	Q3 2026	Q2 2027	Q4 2027	2,950	—	—	—	—
11.	Avalon Oakridge I	Durham, NC	459	149	Q3 2024	Q1 2027	Q1 2028	Q3 2028	2,325	—	—	—	—
12.	AVA Brewer's Hill	Baltimore, MD	418	134	Q4 2024	Q4 2026	Q4 2027	Q1 2028	2,650	—	—	—	—
13.	Kanso Hillcrest	San Diego, CA	182	85	Q4 2024	Q1 2027	Q2 2027	Q4 2027	3,245	—	—	—	—
14.	Avalon Parker	Parker, CO	312	122	Q1 2025	Q3 2026	Q2 2027	Q1 2028	2,670	—	—	—	—
15.	Avalon North Palm Beach (1)	Lake Park, FL	279	118	Q1 2025	Q1 2027	Q3 2027	Q1 2028	3,290	—	—	—	—
16.	Avalon Brier Creek	Durham, NC	400	127	Q2 2025	Q3 2026	Q3 2027	Q1 2028	2,365	—	—	—	—
17.	Avalon Kendall (2)	Kendall, FL	224	83	Q2 2025	Q4 2026	Q1 2027	Q4 2027	2,935	—	—	—	—
18.	Avalon Mission Valley	San Diego, CA	621	302	Q3 2025	Q1 2028	Q1 2029	Q3 2029	3,690	—	—	—	—
19.	Avalon Southpoint (2)	Durham, NC	394	132	Q3 2025	Q4 2026	Q2 2028	Q3 2028	2,595	—	—	—	—
20.	Avalon Northwest Hills	Austin, TX	252	87	Q4 2025	Q3 2027	Q1 2028	Q3 2028	2,725	—	—	—	—
21.	Kanso Parsippany	Parsippany, NJ	280	104	Q4 2025	Q2 2027	Q4 2027	Q3 2028	2,830	—	—	—	—
22.	Avalon Billerica	Billerica, MA	200	73	Q4 2025	Q2 2027	Q4 2027	Q3 2028	2,945	—	—	—	—
23.	Avalon Townhome Collection Arundel Mills (2)	Hanover, MD	90	45	Q4 2025	Q4 2026	Q4 2026	Q4 2027	3,870	—	—	—	—
24.	Avalon San Ramon	San Ramon, CA	456	250	Q4 2025	Q3 2027	Q3 2028	Q1 2029	4,080	—	—	—	—
	Total / Weighted Average Under Construction		8,572	$3,307					$2,935

	Communities Completed this Quarter:
1.	Avalon Hunt Valley West	Hunt Valley, MD	322	$102	Q2 2023	Q1 2025	Q4 2025	Q3 2026	$2,515	100%	75%	70%	59%
2.	Avalon South Miami (1)	South Miami, FL	290	185	Q3 2023	Q3 2025	Q4 2025	Q4 2026	4,605	100%	44%	37%	26%
	Communities Completed Subtotal/Weighted Average		612	$287					$3,505

	Total/Weighted Average Under Construction and Completed this quarter		9,184	$3,594					$2,970

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.2%

Asset Cost Basis (millions) (5):
	Total Capital Cost, under construction and completed			$4,006
	Total Capital Cost, disbursed to date			(2,233)
	Total Capital Cost, remaining to invest			$1,773

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon West Windsor (19,000 sf), Avalon South Miami (32,000 sf), Avalon North Palm Beach (10,000 sf), and Avalon Mission Valley (31,000 sf).

(2)	Communities being developed through the DFP, which utilizes third-party multifamily developers to source and construct communities that the Company owns and operates.

(3)	During Q2 2025, the Company expanded the Avalon Pleasanton development in Pleasanton, CA, adding an additional 280 apartment homes. The initial 82 apartment homes were delivered in 2025 and are fully leased.

(4)	During Q4 2025, the Company expanded the Avalon Tech Ridge I in Austin, TX, adding an additional 100 rental townhomes.

(5)	Includes the communities presented and three additional communities with 1,012 apartment homes representing $412 million in Total Capital Costs which have completed construction but not yet reached Stabilized Operations during the quarter. Q4 2025 NOI for these 29 communities was $6 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Operating Communities and Structured Investment Program
December 31, 2025
(Dollars in thousands)
(unaudited)

Unconsolidated Operating Communities
				NOI (1)(2)		Debt
		AVB	Apartment	Q4	Full Year	Principal	Interest
Venture	Communities	Ownership	Homes	2025	2025	Amount (1)	Rate (3)

NYTA MF Investors, LLC	5	20.0%	1,301	$10,971	$40,956	$394,734	3.88%
Avalon at Mission Bay II (4)	1	25.0%	313	2,480	9,288	—	—%
Brandywine	1	28.6%	305	1,099	4,269	17,651	3.40%
AVA Arts District (5)	1	25.0%	475	2,408	9,144	162,104	6.57%
Total Unconsolidated Operating Communities (6)	8		2,394	$16,958	$63,657	$574,489	4.62%

(1)NOI and debt principal amount are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except for Brandywine.
(3)Represents the weighted average interest rate as of December 31, 2025.
(4)In July 2025, Avalon at Mission Bay II repaid its $103,000 fixed rate debt at par upon maturity.
(5)In Q2 2025 AVA Arts District secured a variable rate loan of up to $173,000, and used the proceeds drawn to repay its outstanding $158,735 variable rate construction loan which was scheduled to mature in August 2025, at par. The outstanding borrowing is subject to an interest rate cap, which will limit the interest rate to 8.2%, based on the current borrowing spread.
(6)In Q3 2025 the Company acquired its joint venture partner's 50% interest in Avalon Alderwood Place which is now a wholly-owned apartment community and consolidated for financial reporting purposes. NOI at Avalon Alderwood Place for YTD 2025, through September 25, 2025, was $5,404.

Structured Investment Program
Year of Commitment	Number of Commitments (1)	Commitments	Weighted Average Initial Quarter of Maturity (2)
2022	3	$92,375	Q2 2026
2023	4	99,210	Q3 2027
2024	—	—	—
2025	2	48,000	Q4 2028
Total	9	$239,585	Q2 2027
(1)Consists of investments with a weighted average return of 11.7% based on total commitments. The Company has funded $210,628 of these commitments as of December 31, 2025.
(2)Excludes the impact of extension options which typically allow the borrower to extend the maturity of their loan by up to two years from the initial maturity.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
December 31, 2025
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured debt maturities	Total

Secured notes			2026	$11,811	$775,000	$786,811
Fixed rate	$332,602	3.9%	2027	248,859	400,000	648,859
Variable rate	390,550	4.0%	2028	13,902	850,000	863,902
Subtotal, secured notes	723,152	3.9%	2029	126,262	1,000,000	1,126,262
			2030	3,300	1,100,000	1,103,300
Unsecured debt			2031	3,500	600,000	603,500
Fixed rate (3)	7,925,000	3.6%	2032	4,000	700,000	704,000
Subtotal, unsecured debt	7,925,000	3.6%	2033	5,000	750,000	755,000
			2034	10,900	400,000	410,900
Variable rate facility (4)	—	—%	2035	13,400	400,000	413,400
Commercial paper (4)	740,000	4.0%	Thereafter	282,218	950,000	1,232,218
Total Debt	$9,388,152	3.7%		$723,152	$7,925,000	$8,648,152

SELECT DEBT METRICS

Q4 2025 Net Debt-to-Core EBITDAre (5)	4.7x	Q4 2025 Interest Coverage (5)	6.7x	Full Year 2025 Unencumbered NOI (5)	95%	Weighted avg years to maturity of total debt (2)	6.6

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	December 31, 2025	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	26.0%	<	65%
Combined EBITDA to Combined Debt Service	6.15x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	25.0%	<	65%
Secured Indebtedness to Capitalization Value (6)	1.9%	<	40%

Unsecured Senior Notes Covenants (7)	December 31, 2025	Requirement

Total Outstanding Indebtedness to Total Assets (8)	31.6%	<	65%
Secured Indebtedness to Total Assets (8)	2.4%	<	40%
Unencumbered Assets to Unsecured Indebtedness	324.3%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.53x	>	1.50x

(1)
Rates are as of December 31, 2025 and, for secured and unsecured debt, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) Credit Facility, (ii) commercial paper and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)	Includes the $550,000 term loan that has been swapped to an effective fixed rate of 4.44% using interest rate hedges.
(4)
Represents amounts outstanding at December 31, 2025 under the Company's (i) Credit Facility and (ii) unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the Credit Facility.

(5)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of December 31, 2025, capitalized at a rate of 5.75% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture and 2024 Indenture.

(8)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
2026 Outlook
As of February 3, 2026
(dollars in millions, except per share and apartment home data)
(unaudited)

Financial Outlook (1)
	2025 Actual	Full Year 2026 Projected			2026 Midpoint	Change
EPS	$7.40	$6.33	to	$6.83	$6.58	(11.1)%
FFO per share	$11.40	$10.80	to	$11.30	$11.05	(3.1)%
Core FFO per share	$11.24	$11.00	to	$11.50	$11.25	0.1%

Assumptions			Key Capital Items

Same Store assumptions:			New capital sourced from capital markets activity and asset sales	$1,130
Residential revenue change		0.4% - 2.4%
Residential Opex change		2.7% - 4.9%	New capital sourced from settlement of forward equity contracts	$810

Residential NOI change		(0.7%) - 1.3%	Capital used for debt redemptions and amortization	$785

Capitalized interest		$59 - $69	Capital used for investment activities (3)	$1,520

Expected capital cost for Development started in 2026		$700 - $900	Projected balance of unsecured credit facility and commercial paper, net of cash and cash equivalents, 12/31/2026	$600

Development homes delivered in 2026		3,025

Development homes occupied in 2026		3,175

2026 Projected Development NOI		$44 - $50

2026 projected SIP income, included in Core FFO		$30 - $34

Expensed overhead growth (2)		(0.25%) - 2.25%

Expensed overhead growth, included in Core FFO (2)	(1.0%) - 1.0%	(0.25%) - 2.25%

(1)See Attachment 13 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share and the reconciliation of net income to NOI.
(2)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of non-core items as detailed on Attachment 13, table 9.
(3)Includes (i) Development including land, NOI Enhancing Capex and Redevelopment activity, (ii) funding the Company's SIP commitments, and (iii) joint venture funding.

Attachment 13
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
December 31, 2025
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Monthly Revenue per Home, as calculated for certain Development communities under construction and in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Monthly Revenue per Occupied Home is calculated by the Company as Residential revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Seventh Amended and Restated Revolving Loan Agreement (the "Credit Facility") dated as of April 3, 2025 and the Company’s Term Loan Agreement, dated as of April 3, 2025 (the “Term Loan”), each of which has been filed as an exhibit to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively the “2018 Indenture”), and under the Company's Indenture dated as of February 23, 2024, as supplemented by the First Supplemental Indenture dated as of May 14, 2024, the Second Supplemental Indenture dated as of July 10, 2025 and the Third Supplemental Indenture dated as of December 1, 2025 (collectively the "2024 Indenture"), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture and 2024 Indenture are excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture which are more restrictive than the 2018 Indenture and 2024 Indenture and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and Term Loan, and may differ materially from similar terms (i) used elsewhere in this release and the Attachments and (ii) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2024 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

DownREIT Units means units representing limited partnership interests in the "downREIT" partnership that acquired the Dallas-Fort Worth portfolio of six communities in April 2025. Each DownREIT Unit is entitled to receive quarterly distributions at the same rate as quarterly dividends on a share of the Company’s common stock (pro rated for the time outstanding during the first quarter of issuance). Following the one-year anniversary of the closing date, each holder of a DownREIT Unit will have the right to initiate a transaction in which each DownREIT Unit may be redeemed for a cash amount related to the then-current trading price of one share of the Company’s common stock or, at the Company’s election, one share of the Company’s common stock.

Attachment 13
EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus casualty loss and impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q4
2025
Net income	$165,985
Interest expense and loss on extinguishment of debt	71,455
Income tax benefit	(295)
Depreciation expense	233,387
EBITDA	$470,532

Casualty loss	418
Loss on sale of communities, net	368
Unconsolidated entity EBITDAre adjustments (1)	3,107
EBITDAre	$474,425

Unconsolidated entity losses, net	658
Structured Investment Program loan reserve	(310)
Advocacy contributions	350
Severance related costs	551
Expensed transaction, development and other pursuit costs, net of recoveries	1,162
Other real estate activity	(212)
Legal settlements and costs	4,563
Core EBITDAre	$481,187

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the year ended December 31, 2025 is as follows (dollars in thousands):

TABLE 2
Full Year 2025
Gain on sale in accordance with GAAP	$336,649

Accumulated Depreciation and Other	(231,660)

Economic Gain	$104,989

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 13
FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates due to a decrease in the value of depreciable real estate assets held by those affiliates and depreciation of real estate assets, including similar adjustments for unconsolidated partnerships and joint ventures, including those from a change in control. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because adjustments such as (i) gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that we do not consider to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q4	Q4	Full Year	Full Year
	2025	2024	2025	2024
Net income attributable to common stockholders	$164,733	$282,092	$1,051,301	$1,081,994
Depreciation - real estate assets, including joint venture adjustments	230,848	214,547	905,701	843,224
Income attributable to noncontrolling interests	1,252	—	5,298	—
Loss (gain) on sale of previously depreciated real estate, net	368	(121,841)	(335,713)	(363,300)
Casualty loss on real estate	418	—	1,276	2,935
FFO	397,619	374,798	1,627,863	1,564,853

Adjusting items:
Unconsolidated entity losses (gains), net (1)	658	1,686	(39,227)	(33,137)
Structured Investment Program loan reserve (2)	(310)	(286)	(304)	(1,057)
Hedge accounting activity	—	(19)	24	61
Advocacy contributions	350	13,242	587	19,156
Executive transition compensation costs	—	—	—	304
Severance related costs	551	(192)	1,504	1,787
Expensed transaction, development and other pursuit costs, net of recoveries (3)	1,162	9,792	6,960	13,649
Other real estate activity (4)	(212)	(95)	(4,086)	(669)
Legal settlements and costs	4,563	713	13,391	3,002
Income tax (benefit) expense	(295)	(253)	(1,135)	445
Core FFO	$404,086	$399,386	$1,605,577	$1,568,394

Weighted average common shares outstanding - diluted	141,991,262	142,705,114	142,826,382	142,458,604

Earnings per common share - diluted	$1.17	$1.98	$7.40	$7.60
FFO per common share - diluted	$2.80	$2.63	$11.40	$10.98
Core FFO per common share - diluted	$2.85	$2.80	$11.24	$11.01

(1) Amounts consist primarily of net unrealized losses (gains) on property technology and sustainability fund investments.
(2) Represents changes to the loan loss reserve associated with the Company's lending commitments primarily under its SIP. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Amounts for 2025 and 2024 include a write-off of $3,668 and $8,947, respectively, for one development opportunity in each year that the Company determined is no longer probable.
(4) Amounts for Q4 and Full Year 2025 include gains on sale of non-operating real estate and Full Year 2025 includes a gain on the sale of a development right. Amounts for Q4 and Full Year 2024 consist primarily of gains on sale of non-operating real estate, as well as the imputed carry cost of for-sale residential condominiums at The Park Loggia. We compute this adjustment by multiplying the total capitalized cost of the unsold for-sale residential condominiums by our weighted average unsecured debt effective interest rate.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended December 31, 2025 is as follows (dollars in thousands):

Attachment 13

TABLE 4

Core EBITDAre (1)	$481,187

Interest expense (2)	$71,455

Interest Coverage	6.7 times

(1) For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of non-core hedge accounting activity.

Like-Term Effective Rent Change for an individual apartment home represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Like-Term Effective Rent Change with respect to multiple apartment homes represents an average. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less an estimate of typical capital expenditure allowance per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% and an estimate of typical market costs for insurance, payroll and other operating expenses for which the Company may have proprietary advantages not available to a typical buyer. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured debt, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and restricted cash, divided by annualized fourth quarter 2025 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$9,388,152
Cash and cash equivalents and restricted cash	(317,065)
Net debt	$9,071,087

Core EBITDAre (2)	$481,187

Core EBITDAre, annualized	$1,924,748

Net Debt-to-Core EBITDAre	4.7 times

(1) Balance at December 31, 2025 excludes $45,620 of debt discount and deferred financing costs as reflected in unsecured debt, net, $13,588 of debt discount and deferred financing costs as reflected in notes payable, net, and $392 of commercial paper discount as reflected in unsecured credit facility and commercial paper, net on the Condensed Consolidated Balance Sheets.

(2) For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

Attachment 13
NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), property management and other indirect operating expenses, net of corporate income, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from unconsolidated investments, SIP interest income, depreciation expense, income tax (benefit) expense, casualty loss, (gain) loss on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to net income because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. Reconciliations of NOI and Residential NOI to net income, as well as a breakdown of Residential NOI by operating segment, are as follows (dollars in thousands):

TABLE 6
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2025	2024	2025	2025	2025	2025	2024
Net income	$165,985	$282,092	$384,162	$269,855	$236,597	$1,056,599	$1,082,175
Property management and other indirect operating expenses, net of corporate income	36,101	49,688	37,194	38,153	36,100	147,548	162,594
Expensed transaction, development and other pursuit costs, net of recoveries	2,217	11,106	1,392	2,493	4,744	10,846	18,341
Interest expense, net	69,106	58,976	65,410	64,801	59,864	259,181	226,589
General and administrative expense	21,874	17,691	22,028	22,997	19,780	86,679	77,697
Loss (Income) from unconsolidated investments	745	1,614	(42,487)	1,052	999	(39,691)	(32,231)
SIP interest income	(7,594)	(5,907)	(6,832)	(6,937)	(6,113)	(27,476)	(18,451)
Depreciation expense	233,387	215,539	230,371	231,730	217,888	913,376	846,853
Income tax (benefit) expense	(295)	(253)	(193)	(531)	(116)	(1,135)	445
Casualty loss	418	—	—	858	—	1,276	2,935
Loss (gain) on sale of communities, net	368	(121,841)	(180,155)	(99,457)	(56,469)	(335,713)	(363,300)
Other real estate activity	(212)	(117)	(127)	(3,637)	(155)	(4,131)	(753)
NOI from real estate assets sold or held for sale	(5,733)	(18,964)	(9,372)	(14,583)	(16,722)	(46,410)	(92,814)
NOI	516,367	489,624	501,391	506,794	496,397	2,020,949	1,910,080

Commercial NOI	(7,428)	(8,593)	(7,403)	(7,180)	(9,892)	(31,903)	(32,167)
Residential NOI	$508,939	$481,031	$493,988	$499,614	$486,505	$1,989,046	$1,877,913

Residential NOI
Same Store:
New England	$63,103	$63,917	$63,557	$64,614	$62,694	$253,968	$252,294
Metro NY/NJ	91,625	92,226	90,276	93,727	91,251	366,879	362,854
Mid-Atlantic	69,098	69,488	68,375	71,137	70,296	278,906	271,886
Southeast FL	16,184	15,125	15,691	15,160	17,089	64,124	60,917
Denver, CO	6,977	7,430	6,933	7,231	7,461	28,602	29,286
Pacific NW	29,357	28,783	29,593	29,861	29,627	118,438	113,213
N. California	74,905	73,300	73,179	74,294	74,516	296,894	292,570
S. California	107,985	103,236	103,252	106,165	103,415	420,817	410,843
Other Expansion Regions	7,912	7,856	7,807	8,139	7,921	31,779	31,946
Total Same Store	467,146	461,361	458,663	470,328	464,270	1,860,407	1,825,809
Other Stabilized	32,150	17,510	28,355	25,274	19,510	105,289	48,429
Development/Redevelopment	9,643	2,160	6,970	4,012	2,725	23,350	3,675
Residential NOI	$508,939	$481,031	$493,988	$499,614	$486,505	$1,989,046	$1,877,913

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

Attachment 13

TABLE 7
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2025	2024	2025	2025	2025	2025	2024

Revenue from real estate assets sold or held for sale	$8,628	$28,562	$16,014	$22,138	$25,241	$72,019	$140,404
Operating expenses from real estate assets sold or held for sale	(2,895)	(9,598)	(6,642)	(7,555)	(8,519)	(25,609)	(47,590)
NOI from real estate assets sold or held for sale	$5,733	$18,964	$9,372	$14,583	$16,722	$46,410	$92,814

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2025	2024	2025	2025	2025	2025	2024

Commercial Revenue	$9,954	$10,181	$9,521	$9,163	$11,607	$40,245	$39,098
Commercial Operating Expenses	(2,526)	(1,588)	(2,118)	(1,983)	(1,715)	(8,342)	(6,931)
Commercial NOI	$7,428	$8,593	$7,403	$7,180	$9,892	$31,903	$32,167

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2025, or which were acquired subsequent to January 1, 2024. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected net income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the first quarter and full year 2026 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

Attachment 13

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q1 2026	$2.35	$2.45
Depreciation (real estate related)	1.62	1.62
Gain on sale of communities, net	(1.28)	(1.28)
Projected FFO per share (diluted) - Q1 2026	$2.69	$2.79
Unconsolidated entity losses, net	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Legal settlements and costs	0.01	0.01
Severance related costs	0.01	0.01
Projected Core FFO per share (diluted) - Q1 2026	$2.73	$2.83

Projected EPS (diluted) - Full Year 2026	$6.33	$6.83
Depreciation (real estate related)	6.65	6.65
Gain on sale of communities, net	(2.18)	(2.18)
Projected FFO per share (diluted) - Full Year 2026	$10.80	$11.30
Unconsolidated entity gains, net	0.03	0.03
Structured Investment Program loan reserve	0.01	0.01
Severance related costs	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.04	0.04
Legal settlements and costs	0.10	0.10
Other	0.01	0.01
Projected Core FFO per share (diluted) - Full Year 2026	$11.00	$11.50

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve-month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Attachment 13
Residential Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential revenue in conformity with GAAP to Residential Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q4	Q4	Q3	Full Year	Full Year
	2025	2024	2025	2025	2024
Residential revenue (GAAP basis)	$680,523	$668,698	$681,212	$2,712,066	$2,645,959
Residential concessions amortized	5,968	4,124	5,450	20,608	16,362
Residential concessions granted	(7,641)	(6,439)	(8,454)	(24,198)	(17,222)

Residential Revenue with Concessions on a Cash Basis	$678,850	$666,383	$678,208	$2,708,476	$2,645,099

		Q4 2025 vs. Q4 2024	Q4 2025 vs. Q3 2025		Full Year 2025 vs. Full Year 2024

% change -- GAAP revenue		1.8%	(0.1)%		2.5%

% change -- cash revenue		1.9%	0.1%		2.4%

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2025 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2024, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations is defined as operations of a community that occur after the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior period or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of December 31, 2025 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2025 is as follows (dollars in thousands):

Attachment 13

TABLE 11
Full Year 2025
NOI
Residential NOI:
Same Store	$1,860,407
Other Stabilized	105,289
Development/Redevelopment	23,350
Total Residential NOI	1,989,046
Commercial NOI	31,903
NOI from real estate assets sold or held for sale	46,410
Total NOI generated by real estate assets	2,067,359
Less NOI on encumbered assets	(98,079)
NOI on unencumbered assets	$1,969,280

Unencumbered NOI	95%